          Exhibit 10.1

Description of 2005 Awards under
AMC Entertainment Inc. 2003 Long-Term Incentive Plan ("Plan").

The award opportunities under the Plan for fiscal 2005 for all participants on a consolidated basis are as set forth in Exhibit 1 hereto. Of the total fiscal 2005 opportunities, (i) Performance Grants with respect to 75% of the total opportunities reflected in Exhibit 1 for all participants have been made, subject to the attainment of a performance measure established by the compensation committee over a performance period of the whole of fiscal 2005 (ii) Performance Grants with respect to 25% of the total opportunities reflected in Exhibit 1 for Messrs. Peter C. Brown, Philip M,. Singleton, Richard T. Walsh, Craig R. Ramsey and John D. McDonald have been made, subject to the attainment of a performance measure established by the compensation committee over a performance period of the whole of fiscal 2005 and subject to reduction, notwithstanding the attainment of such performance measure, at the compensation committee's discretion, and (iii)  awards with respect to 25% of the total opportunities reflected in Exhibit 1 for all other participants may be made at the discretion of the compensation committee with respect to the whole of fiscal 2005 without regard to the attainment of any specific performance measure. In addition to the provisions of the Plan, the following terms and conditions apply to such awards.

1.

Persons who are not “covered employees”, as defined in Section 162(m) of the Internal Revenue Code, whose employment date is after the start of an applicable performance period are eligible to receive an award with respect to such period on a pro rata basis, based on the number of days remaining in the period following the commencement of their employment or service.

2.

Awards will be settled in deferred stock units and deferred cash awards as specified, subject to the satisfaction of applicable performance measures, the power of the compensation committee to determine whether and the extent to which awards to “covered employees” as defined in Section 162(m) of the Internal Revenue Code will be paid and subject to other instances of Compensation Committee discretion set forth above and set forth in the Plan generally.  Subject to the powers of the compensation committee set forth in the Plan, Performance Grants will be forfeited and no awards made if the targeted performance measures are not attained over the applicable performance period.  Performance Grants are also subject to forfeiture upon termination of service during a performance period, as provided in the Plan, except in the case of death or disability, in which case the Performance Grant shall be accelerated and paid as provided in the Plan.

3.

Deferred Stock Units awarded will be subject to a three year Deferral Period and a three year vesting period, as defined in the Plan, which will run concurrently.  If the holder does not remain continuously in the employment of or service to the Company or a Subsidiary, as defined in the Plan, during the vesting period, the Deferred Stock Units shall be forfeited, except in the case of death, disability or retirement, in which case the vesting period shall be accelerated and the Deferred Stock Units settled as provided in the Plan.  Vested Deferred Stock Units remain subject to forfeiture as provided in the Plan.

4.

At the end of the Deferral Period, Deferred Stock Units not theretofore forfeited will be settled in shares of Common Stock, as provided in the Plan.  However, holders of Deferred Stock Units may elect at least one year before the expiration of the vesting period to extend the Deferral Period for up to five years or, in the case of employees who are Grade F or higher, to a date not later than the date of the holder's termination of employment or service, as provided in the Plan.  Deferred amounts may be paid in one lump sum or in a series of installments, as the holder elects, subject to the condition that, in the case of all employees, payments may not extend beyond termination of employment or service and, in the case of employees who are below Grade F, payments may not extend beyond five (5) years from the end of the initial Deferral Period.

5.

Holders of Deferred Stock Units that have vested will be entitled to participate in cash dividends, as provided in the Plan.

6.

Deferred Cash Awards shall be vested when made, but shall remain subject to forfeiture as provided in the Plan.  Deferred Cash Awards will be paid as provided in the Plan.

7.

Holders of awards may designate beneficiaries, as permitted by the Plan.

8.

Performance Grants, Deferred Stock Units and Deferred Cash Awards are subject to all other terms and conditions of the Plan, even though not set forth herein.

2003 AMC ENTERTAINMENT INC.
LONG-TERM INCENTIVE PLAN

Fiscal Year 2005 Opportunities
All Participants – Consolidated

Grade	Number of Incumbents	F’05 LTI Opportunities*	Number of Deferred Stock Units	Deferred Cash Award
P. Brown	1	$1,950,000	129,568	$ 0
P. Singleton	1	910,000	60,465	0
R. Walsh	1	406,250	17,996	135,417
C. Ramsey	1	406,250	17,996	135,417
J. McDonald	1	233,750	10,354	77,917
Other Executive Officers, as a group	6	1,146,250	50,773	382,084
All other participants, as a group	1,222	7,553,665	432,673	1,041,958
TOTALS	1,233	$12,606,165	719,825	$1,772,793

*This estimate is based on an assumed share price of $15.05.  The number of Deferred Stock Units actually awarded will vary based on the market value of the shares on the last day of fiscal year 2005.  The number of Deferred Stock Units awarded will equal the full LTI opportunity, less the CAP, if applicable, divided by the 10-day trailing average price per share at the end of the fiscal year.